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                                                          EXHIBIT 5.1

                                  [LETTERHEAD]

                                 March 27, 1997





National Semiconductor Corporation
2900 Semiconductor Drive
P.O. Box  58090
Santa Clara, California  95052-8090

Ladies and Gentlemen:

          In connection with the registration of up to 1,699,998 shares of common stock of National Semiconductor Corporation, $0.50 par value (the "Shares"), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission, you have requested our opinion with respect to the validity of the Shares.

          We have examined such matters of fact and questions of law as we have considered appropriate for purposes of rendering this opinion.

          We are opining herein as to the effect on the subject transaction of only the General Corporation Law of the State of Delaware and we express no opinion with respect to the applicability thereto or the effect thereon of any other laws or as to any matters of municipal law or any other local agencies within any state.

          Subject to the foregoing, and in reliance thereon, it is our opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

          We consent to your filing this opinion as an exhibit to the Registration Statement and the reference to our firm contained under the heading "Legal Matters" in the prospectus included therein.

                                        Very truly yours,

                                        /s/ LATHAM & WATKINS